                                                               Year Ended December 31,
                                                          1996           1995           1994
                                                       -----------    ----------     ----------
Net income                                             $(1,360,790)   $2,402,247     $1,212,823
                                                       ===========    ==========     ==========

Weighted average shares
 Common shares outstanding                               4,579,598     3,874,459      3,009,778

Common equivalent shares representing shares
 issuable upon exercise of stock options                                 196,774        377,442
                                                       -----------    ----------     ----------


          Total weighted average
           shares - primary                              4,579,598     4,071,233      3,387,220

Incremental common equivalent shares
 (calculated using the higher of end of period
 or average market value)                                                790,904        619,581
                                                       -----------    ----------     ----------

          Total weighted average
           shares - fully diluted                                      4,862,137      4,006,801
                                                       ===========    ==========     ==========

Primary net income per common and common
 equivalent share                                      $     (0.30)   $     0.59     $     0.36
                                                       ===========    ==========     ==========

Fully diluted net income per common and
 common equivalent share                                              $     0.49     $     0.30
                                                       ===========    ==========     ==========